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Exhibit 99.1

SKECHERS USA ANNOUNCES THIRD QUARTER AND NINE MONTH FINANCIAL RESULTS

MANHATTAN BEACH, CA. - October 23, 2003 - SKECHERS USA, Inc. (NYSE: SKX), a global leader in lifestyle footwear, today announced financial results for the third quarter and nine-month period ended September 30, 2003.

Net sales for the third quarter of 2003 totaled $221.8 million compared to $261.1 million in the third quarter of 2002. Net loss for the quarter was $5.9 million versus net earnings of $14.1 million in the third quarter of the prior year. Net loss per diluted share was $0.15 on 37,925,000 shares outstanding compared to net earnings of $0.35 per diluted share on 41,962,000 diluted shares outstanding in the third quarter of 2002.

For the nine-month period ended September 30, 2003, net sales were $659.7 million compared to net sales of $762.7 million in the first nine months of the prior year. Net earnings for the nine months were $0.5 million, as compared to net earnings of $55.6 million in the first nine months of the prior year. Diluted earnings per share for the first nine months were $0.01 on 38,114,000 diluted shares outstanding versus diluted earnings per share of $1.39 on 41,004,000 diluted shares outstanding.

Gross profit for the third quarter of 2003 was $78.6 million compared to $108.8 million in the third quarter of last year. Gross margin was 35.5 percent compared to 41.7 percent in the third quarter of 2002. Gross profit for the first nine months of 2003 reached $258.6 million, or 39.2 percent of sales versus $317.1 million, or 41.6 percent of sales in the first nine months of the prior year.

"Our third quarter 2003 sales were higher than anticipated due to our aggressive approach in reducing our inventory levels, which resulted in lower gross margins and earnings for the third quarter," began David Weinberg, chief financial officer of SKECHERS USA, Inc. "We believe it was prudent to assertively work through our inventories and we will continue to do so to achieve our year-end goals. Our balance sheet improved substantially from last quarter and we expect a continuation of this trend through the remainder of the year."

"We are in the process of reviewing our cost structure in order to reduce overhead expenses," continued Mr. Weinberg. "We believe that the major elements of a cost reduction program can be implemented by year-end 2003. While the cost-cutting measures will have minimal impact during the fourth quarter of 2003, we believe they should better position us to realize benefits during the first quarter of 2004."

Robert Greenberg, SKECHERS chief executive officer, said: "In a decade, we built SKECHERS into a desired brand around the world by designing and marketing trend-right footwear for men, women and children of all ages and demographics. Now, as a leader in the lifestyle footwear industry, we will concentrate on the initiatives we have in place, including the new designer lines Michelle K and Mark Nason, along with the licensed lines 310 Footwear, an extension of the popular car specialists 310 Motoring, and Marc Ecko Footwear for men, women and kids, the coordinating shoe line for Ecko Red and Ecko Unltd. We should continue to deliver exceptional product through our diverse lines; sign additional licenses that reflect our brand and image; and support our customers with targeted advertising campaigns, including the exciting international campaign with world-renowned music superstar Christina Aguilera. We believe SKECHERS has incredible brand equity and will remain a viable player in the footwear industry, which should translate into successful licensing opportunities and improved sales over the long term."

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The Company now expects fourth quarter 2003 sales to be in the range of $155 million to $165 million and a loss per share of between $0.45 and $0.55 per share.

Note that statements made by Mr. Weinberg and Mr. Greenberg may involve future goals and targets, based upon current expectations. These comments are forward looking, and actual results may differ materially.

SKECHERS USA, Inc., based in Manhattan Beach, California, designs, develops and markets a broad range of casual and fashionable footwear for men, women and children. The Company has also granted select third party licenses for SKECHERS-branded children's and junior's apparel, men's outerwear, timepieces, and hosiery. SKECHERS footwear is available nationwide via department and specialty stores, company-owned SKECHERS retail stores and its e-commerce Web site, as well as in over 100 countries and territories through the Company's global network of distributors and Canadian and European subsidiaries. Please visit www.skechers.com or call the Company's information line at 877-INFO-SKX.

This announcement may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which can be identified by the use of forward-looking terminology such as "may," "will," "believe," "belief," or other comparable terminology. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected in forward-looking statements and reported results shall not be considered an indication of the Company's future performance. Factors that might cause or contribute to such differences include, among others, a decrease in sales during the back-to-school or holiday selling season, change in consumer demands and fashion trends, current political and economic conditions in the world, potential disruptions in manufacturing related to overseas sourcing, cancellation of order commitments and decreased demand by industry retailers, the uncertain short and long-term effects of the severe acute respiratory syndrome ("SARS") crisis in the Far East and other factors affecting retail market conditions, including the factors addressed in the Company's annual report on form 10K for the year ended December 31, 2002.

COMPANY CONTACT:
DAVID WEINBERG
Chief Financial Officer
SKECHERS USA, Inc.
(310) 318-3100

Investor Relations: Brian Yarbrough
Integrated Corporate Relations
(562) 256-7049

(Tables To Follow)

                                       ###

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                              SKECHERS U.S.A., INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                   (Unaudited)
                                 (in thousands)

                                                                 September 30,      December 31
                                                                     2003               2002
                                                                 -------------      -----------
                            ASSETS

Current assets:
  Cash and cash equivalents                                        $  80,719         $ 124,830
                                                                   ---------         ---------
  Trade accounts receivable, net                                     102,115            97,419
  Other receivables                                                    9,691             7,761
                                                                   ---------         ---------
          Total receivables                                          111,806           105,180
                                                                   ---------         ---------
  Inventories                                                        150,695           147,984
  Deferred tax assets                                                    703               703
  Prepaid expenses and other current assets                           13,537            14,779
                                                                   ---------         ---------
          Total current assets                                       357,460           393,476
Property and equipment, at cost, less accumulated
     depreciation and amortization                                    87,870            83,666
Intangible assets, at cost, less applicable amortization               2,217               356
Other assets                                                           5,593             5,658
                                                                   ---------         ---------
                                                                   $ 453,140         $ 483,156
                                                                   =========         =========

             LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Current installments of long-term borrowings                         3,475             2,442
  Accounts payable                                                    56,045            88,578
  Accrued expenses                                                    13,074            15,696
                                                                   ---------         ---------
          Total current liabilities                                   72,594           106,716
                                                                   ---------         ---------
Long-term borrowings, excluding current installments                 116,758           117,204
Stockholders' equity                                                 263,788           259,236
                                                                   ---------         ---------
                                                                   $ 453,140         $ 483,156
                                                                   =========         =========

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                              SKECHERS U.S.A., INC.

                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                                   (unaudited)
                      (In thousands, except per share data)

                                                    Three Months Ended September 30,      Nine Months Ended September 30,
                                                    ---------------------------------------------------------------------
                                                          2003             2002                2003             2002
                                                    ---------------------------------------------------------------------
Net sales                                           $    221,821        $ 261,147           $ 659,692        $ 762,748
Cost of sales                                            143,183          152,347             401,141          445,638
                                                    ---------------------------------------------------------------------

          Gross profit                                    78,638          108,800             258,551          317,110

Royalty income, net                                        1,404              107               2,129              532
                                                    ---------------------------------------------------------------------

                                                          80,042          108,907             260,680          317,642
                                                    ---------------------------------------------------------------------

Operating expenses:
  Selling                                                 20,626           32,574              67,084           72,636
  General and administrative                              63,488           52,232             181,647          150,717
                                                    ---------------------------------------------------------------------
                                                          84,114           84,806             248,731          223,353
                                                    ---------------------------------------------------------------------

          Earnings (loss) from operations                 (4,072)          24,101              11,949           94,289
                                                    ---------------------------------------------------------------------

Other income (expense):
  Interest                                                (2,136)          (2,004)             (6,671)          (6,632)
  Other, net                                                 (87)            (280)               (437)             246
                                                    ---------------------------------------------------------------------
                                                          (2,223)          (2,284)             (7,108)          (6,386)
                                                    ---------------------------------------------------------------------

     Earnings (loss) before income taxes                  (6,295)          21,817               4,841           87,903

Income taxes                                                (435)           7,710               4,365           32,260
                                                    ---------------------------------------------------------------------

          Net earnings (loss)                       $     (5,860)       $  14,107           $     476        $  55,643
                                                    =====================================================================

   Net earnings (loss) per share:
      Basic                                         $      (0.15)       $    0.38           $    0.01        $    1.50
                                                    =====================================================================
      Diluted                                       $      (0.15)       $    0.35           $    0.01        $    1.39
                                                    =====================================================================

   Weighted average shares:
      Basic                                               37,925           37,539              37,807           37,174
                                                    =====================================================================
      Diluted                                             37,925           41,962              38,114           41,004
                                                    =====================================================================
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